Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of International Gold Corp. (an exploration stage company) on Form S-1/A-6 of our Report of Independent Registered Public Accounting Firm, dated May 1, 2008, on the balance sheets of International Gold Corp. (an exploration stage company) as at December 31, 2007 and 2006, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the two years ended December 31, 2007 and 2006, and for the cumulative period from inception on December 9, 2004, to December 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada June 9, 2008	“Morgan & Company” Chartered Accountants